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Center Bancorp, Inc. to open Englewood, New Jersey Office

UNION, N.J., April 18, 2012 (GLOBE NEWSWIRE) -- Center Bancorp, Inc. (Nasdaq: CNBC) (the "Corporation", or "Center"), parent company of Union Center National Bank (“UCNB”), today announced that Union Center National Bank has filed an application with the Office of the Comptroller of the Currency for approval to open a full-service branch in Englewood, New Jersey.

The new Englewood banking center location will be at 105 East Palisades Avenue in downtown Englewood. “We are very excited about having a significant presence in Englewood and expect this facility to be operational by mid-year 2012,” explains Anthony C. Weagley, President and Chief Executive Officer. “In addition to our wide range of personal customer products and services, our new branch will also feature commercial lending and private banking teams. With the purchase and assumption of certain assets and liabilities of Saddle River Valley Bank expected to close during the first half of 2012, this will be our third office located in Bergen County. The opening of the Englewood branch is a continuation of our Company’s strategic plan to expand the reach of our branch network.”

“We are excited to have so many personal and commercial customers in the Bergen County area, particularly in Englewood, and look forward to meeting more of our neighbors, civic leaders and local businesses, and getting involved in the community in a variety of ways,” adds Mr. Weagley.

About Center Bancorp

Center Bancorp, Inc. is a bank holding company, which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and now ranks as the third largest national bank headquartered in the state. Union Center National Bank is currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC. UCNB’s Private Wealth Management and advisory umbrella of services provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, custody, tailored lending, wealth planning, trust and fiduciary, insurance, family wealth advisory and philanthropic advisory services.

Center also recently announced a strategic partnership with Compass Financial Management, LLC and ING to offer pension/401(k) planning services. Compass is an SEC Registered Investment Advisor Company with five decades of cumulative experience providing investment services in a personal, professional and attentive manner. They provide discretionary private investment management for individuals and corporate accounts as well as 401(k) advisory services.

The Bank currently operates 12 banking locations in Union and Morris Counties in New Jersey. Banking centers are located in Union Township (5 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. While the Bank's primary market area is comprised of Union and Morris Counties, New Jersey, the Corporation has expanded to northern and central New Jersey with its recent announcement of the acquisition of Saddle River Valley Bank, Saddle River New Jersey. Saddle River Valley Bank has two branch locations, in Saddle River and Oakland, NJ. As of December 31, 2011, Saddle River Valley Bank had approximately $120.2 million in assets, $55.8 million in loans, $105.9 million of deposits and $13.1 million of stockholders' equity.

For further information regarding Center Bancorp, Inc., please visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, please visit our web site at http://www.ucnb.com

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